EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

David Green CEO dgreen@hartregen.com Tom McNaughton CFO tmcnaughton@hartregen.com Tel: 774-233-7300 Fax: 774-233-7302	Investor Relations: Dian Griesel Int’l. Cheryl Schneider cschneider@dgicomm.com Public Relations: Susan Forman or Laura Radocaj sforman@dgicomm.com lradocaj@dgicomm.com

Harvard Apparatus Regenerative Technology Reports Operating Results for the Third Quarter Ended September 30, 2014

-Conference Call To Be Held at 11:00 AM ET Today-

Holliston, MA, November 6, 2014 - Harvard Apparatus Regenerative Technology, Inc. (Nasdaq: HART), or HART, a clinical stage biotechnology company developing regenerated organs for transplant, initially focused on the trachea, reports unaudited financial results for the three and nine months ended September 30, 2014.

The Company reports the following operating highlights for the third quarter:

•	The U.S. Food and Drug Administration (FDA) granted orphan drug status to the Company’s HART-Trachea product, which is intended to replace or repair a trachea that has been severely damaged by either physical trauma or cancer. Orphan designation is granted when the FDA determines that (a) the drug or biologic addresses an indication affecting less than 200,000 U.S. patients annually and (b) that the Company has provided sufficient information about the product, or the disease or condition for which it is intended, to establish a medically plausible basis for expecting that the product will be effective for the treatment of that disease or condition.
•	The Company hired Thomas Bollenbach, Ph.D., as its new Vice President of Research and Development. Prior to joining HART, Dr. Bollenbach spent seven years at Organogenesis in the Preclinical R&D group working on the development and translation of tissue engineered products in roles of increasing responsibility, most recently as Associate Director.
•	During the quarter, the Company made progress on its preclinical program in preparation for filing an application for Clinical Trial Authorization (CTA) with the Medicines and Healthcare Products Regulatory Agency of the U.K. (MHRA). Also, the Company began large animal studies as part of the preclinical program being pursued in preparation for filing an Investigational New Drug application (IND) with the FDA. As previously disclosed, the Company expects the preclinical program to continue well into 2015 and for the submissions of a CTA and IND to take place during 2015.
•	For the first nine months of 2014, the Company used $5.7 million of cash in operating activities and ended the third quarter with $7.7 million of cash on hand.

David Green, President and CEO of Harvard Apparatus Regenerative Technology, commented, “Our Company had a very productive third quarter. We were glad to receive the FDA’s designation of our HART-Trachea as an orphan drug. Orphan designation indicates that the FDA, in its review of our application, assessed that we had established a medically-plausible basis for expecting that the HART-Trachea will be effective for the treatment of the disease and condition for which it is intended. Importantly, the orphan drug designation entitles HART to a seven-year period of marketing exclusivity in the United States upon the approval of the HART-Trachea by the FDA. During the third quarter we also initiated large animal studies, which was a critical step in the preclinical program necessary to a future filing of an IND in the U.S. Further, our management team was strengthened with the addition of Dr. Tom Bollenbach, our new Vice President of Research and Development, during the quarter. Tom has already made a very positive impact on the level of focus and rate of progress being made in our preclinical programs.”

Mr. Green continued, “In addition to pursuing our HART-Trachea program, we continue to work closely with a number of leading researchers on their efforts to regenerate other organs as well. We continue to believe that our approach to trachea transplant could someday be translated to other tubular organs in the body.”

Third Quarter Reported Results

Net loss was $2.7 million, or $0.34 per diluted share, for the three months ended September 30, 2014 compared to a $2.1 million net loss, or $0.27 per diluted share, for the same period in 2013. The unfavorable year-to-year quarterly net loss comparison was primarily due to an increase in research and development expenses related to recruiting and consulting expenses, depreciation of lab and test equipment and greater general and administrative expenses related to the fact that the Company became an independent, publicly traded entity in November 2013.

For the three months ended September 30, 2014, the Company used net cash of $1.9 million from operations, made $0.5 million in capital expenditures and realized $0.1 million of cash proceeds from stock option exercises. At September 30, 2014, the Company had cash on hand of $7.7 million, and had no debt.

Year-To-Date Reported Results

For the nine months ended September 30, 2014, we recognized revenues of $48,000 from the sale of bioreactor systems for organ regeneration research. Prior to our spin-off from Harvard Bioscience, Inc. on November 1, 2013, we did not record revenues on the sale of research systems. Thus, revenues were first recorded during the fourth quarter of 2013.

Net loss was $8.2 million, or $1.05 per diluted share, for the nine months ended September 30, 2014 compared to a $6.2 million net loss, or $0.80 per diluted share, for the same period in 2013. The unfavorable year-to-year net loss comparison was primarily due to an increase in non-cash stock-based compensation expense related to the initial stock option grants made to employees at the time of the spin-off included in research and development and general and administrative expenses, research and development expenses related to recruiting and consulting, and to greater general and administrative expenses related to the fact that the Company became an independent, publicly traded entity in November 2013.

For the nine months ended September 30, 2014, the Company used net cash of $5.7 million from operations, made $1.0 million in capital expenditures and realized $0.4 million of cash proceeds from stock option exercises. At the time of the spin-off on November 1, 2013, Harvard Bioscience contributed the assets of its regenerative medicine business and cash of $15 million to the Company. At September 30, 2014, the Company had cash on hand of $7.7 million, and had no debt.

Conference Call Information:

The Company will host a conference call today at 11:00 AM ET to discuss its third quarter financial results and operations. On that call, management may respond to questions from the audience on any of a number of topics related to the business, including clinical and preclinical research, operations, plans and outlook. The live conference call is accessible by dialing toll-free 888-438-5524, or toll/international 719-457-1512, and referencing the pass code "8630157".

A replay of this conference call will be available from approximately 1:30 PM (Eastern Time) on November 6, 2014 through 1:30 PM (Eastern Time) on November 11, 2014 and will be accessible by dialing toll-free 888-203-1112, or toll/international 719-457-0820, and referencing the pass code "8630157".

About Harvard Apparatus Regenerative Technology

Harvard Apparatus Regenerative Technology makes regenerated organs for transplant. Our first product, the HART-Trachea, is intended to replace or repair a trachea that has been severely damaged by either physical trauma or trachea cancer. Our trachea scaffold technology has been used in six human trachea transplants to date approved under compassionate use exemptions, but none of our products are yet approved by a government regulatory authority for marketing. On November 1, 2013, HART was spun-off from Harvard Bioscience. The trademark “Harvard Apparatus” is used under a sublicense agreement with Harvard Bioscience, who has licensed the right to use such trademark from Harvard University.

Forward-Looking Statements

Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements in this press release include, but are not limited to, statements relating to the regulatory approval of the HART-Trachea or any other HART products, by the FDA, EMA, MHRA or otherwise, which such approvals may not be obtained on a timely basis or at all, any continued benefits of our spin-off from Harvard Bioscience, anticipated future earnings or other financial measures, success with respect to any clinical trials and other regulatory approval efforts, commercialization efforts and marketing approvals of HART’s products as well as the success thereof, including our HART-Trachea product, and the continued availability of a market for the HART securities. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, our ability to obtain and maintain regulatory approval for the bioreactors, scaffolds and other devices and product candidates we pursue; the success of our clinical trials and device; our inability to operate effectively as a stand-alone, publicly traded company; plus other factors described under the heading “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 or described in our other public filings. Our results may also be affected by factors of which we are not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. Harvard Apparatus Regenerative Technology expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Exhibit 1

HARVARD APPARATUS REGENERATIVE TECHNOLOGY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013

Revenues	$2	$-	$48	$-
Cost of revenues	1	-	25	-
Gross profit	1	-	23	-

Operating expenses:
Research and development	1,401	1,058	3,832	3,483
Sales and marketing	77	28	241	82
General and administrative	1,199	974	4,165	2,604
Operating expenses	2,677	2,060	8,238	6,169
Operating loss	(2,676)	(2,060)	(8,215)	(6,169)

Other income (expense), net	(4)	-	(4)	-

Loss before income taxes	(2,680)	(2,060)	(8,219)	(6,169)
Income taxes	-	-	-	-
Net loss	$(2,680)	$(2,060)	$(8,219)	$(6,169)

Basic and diluted net loss per share	$(0.34)	$(0.27)	$(1.05)	$(0.80)
Weighted average common shares, basic and diluted	7,857	7,740	7,857	7,740

Exhibit 2

HARVARD APPARATUS REGENERATIVE TECHNOLOGY, INC.

SELECTED CONSOLIDATED BALANCE SHEET INFORMATION

(unaudited, in thousands)

	September 30,	December 31,
	2014	2013
ASSETS
Cash	$7,722	$14,008
Other current assets	336	481
Property, plant and equipment, net	1,354	575

Total assets	$9,412	$15,064

LIABILITIES AND STOCKHOLDERS' EQUITY
Total current liabilities	716	495
Total stockholders' equity	8,696	14,569

Total liabilities and stockholders' equity	$9,412	$15,064

Exhibit 3

HARVARD APPARATUS REGENERATIVE TECHNOLOGY, INC.

CONSOLIDATED CONDENSED CASH FLOW INFORMATION

(unaudited, in thousands)

	Nine Months Ended September 30,
	2014	2013

Cash flows used in operating activities:
Net loss	$(8,219)	$(6,169)
Non-cash items included in net loss	2,182	637
Changes in assets and liabilities	366	(65)
Net cash used in operating activities	(5,671)	(5,597)

Cash flows used in investing activities:
Net cash used in investing activities	(1,033)	(145)

Cash flows from financing activities:
Proceeds from funding provided by Harvard Bioscience, Inc.	-	5,742
Proceeds from issuance of common stock	418	-
Net cash provided by financing activities	418	5,742
Effect of exchange rate changes on cash	-	-
Net decrease in cash	(6,286)	-

Cash at beginning of the period	14,008	-

Cash at end of the period	$7,722	$-